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Alaska Air Group, Inc.                                                                    EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

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                                               Three Months Ended           Nine Months Ended
                                                           September 30,               September 30,

                                                      1996          1995          1996          1995

PRIMARY -
 Net income                                        $32,816       $27,352       $43,611       $18,033


Average number of shares outstanding                14,467        13,509        14,165        13,440
Assumed exercise of stock options reduced
 by the number of shares purchased with
 the proceeds from exercise of such options            121            66          110            10

 Average shares as adjusted                         14,588        13,575        14,275        13,450


 Primary earnings per common share                   $2.25         $2.01         $3.06         $1.34


FULLY DILUTED -
 Net income                                        $32,816       $27,352       $43,611       $18,033
 After tax interest on convertible debt              2,038         2,580         6,070         6,868

 Income applicable to common shares                $34,854       $29,932       $49,681       $24,901


 Average number of shares outstanding               14,467        13,509        14,165        13,440
 Assumed exercise of stock options                     121            66           110            10
 Assumed conversion of 6.5% debentures               6,151         6,151         6,151         2,141
 Assumed conversion of 7.75% debentures                381           446           381           487
 Assumed conversion of 6.875% debentures             1,608         1,608         1,608         1,608
 Assumed conversion of 7.25% notes                       0         1,254             0         2,745

 Average shares as adjusted                         22,728        23,034        22,415        20,431


 Fully diluted earnings per common share             $1.53         $1.30         $2.22         $1.22


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